APPENDIX B

                                  FORM OF NOTES

                              FORM OF FACE OF NOTE

         THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE FUND OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

         Energy Income and Growth Fund, a Massachusetts business trust, promises to pay to Cede & Co., or registered assigns, the principal sum of Twenty-Five Million Dollars ($25,000,000) on ________ __, 2046.

         Additional provisions of the Series B Energy Notes are set forth on the other side hereof.

Dated:                                   ENERGY INCOME AND GROWTH FUND



                                         By __________________________________
                                            President


                                            __________________________________
                                            Secretary


                                        B-1




                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated:                                     DEUTSCHE BANK NATIONAL TRUST COMPANY



                                           By  ________________________________
                                                   Authorized Signatory

                                        B-2



                          FORM OF REVERSE SIDE OF NOTE
                          ENERGY INCOME AND GROWTH FUND
                   $25,000,000 SERIES B ENERGY NOTES, DUE 2046

          1. Interest. Energy Income and Growth Fund, a Massachusetts business trust (such fund, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Fund"), promises to pay interest on the principal amount of the Series B Auction Rate Fund Notes (the "Series B Energy Notes" and, together with the $34,000,000 principal amount Series A Energy Notes, due 2045, of the Fund, the "Energy Notes") at the Applicable Rate until maturity, unless previously redeemed.

          2. General. The Series B Energy Notes will bear interest at the Applicable Rate determined as set forth below, payable on the Interest Payment Dates as set forth below. Interest on the Series B Energy Notes shall be payable when due as described below. If the Fund does not pay interest when due, it will trigger an event of default under the Indenture subject to the cure provisions, and the Fund will be restricted from declaring dividends and making other distributions with respect to its common shares and any preferred shares.

         On the Business Day next preceding each Interest Payment Date, the Fund is required to deposit with the Paying Agent sufficient funds for the payment of interest. The Fund does not intend to establish any reserves for the payment of interest.

         All moneys paid to the Paying Agent for the payment of interest shall be held in trust for the payment of interest to Holders. Interest will be paid by the Paying Agent to Holders as their names appear on the securities ledger or securities records of the Fund, which Holder is expected to be the nominee of the Securities Depository. The Securities Depository will credit the accounts of the Agent Members of the Beneficial Owners in accordance with the Securities Depository's normal procedures. The Securities Depository's current procedures provide for it to distribute interest in same-day funds to Agent Members who are in turn expected to distribute such interest to the persons for whom they are acting as agents. The Agent Member of a Beneficial Owner will be responsible for holding or disbursing such payments on the applicable Interest Payment Date to such Beneficial Owner in accordance with the instructions of such Beneficial Owner.

         Interest in arrears for any past Rate Period may be subject to a Default Rate as described below and may be paid at any time, without reference to any regular Interest Payment Date, to Holders as their names appear on the securities ledger or securities records of the Fund on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Trustees. Any interest payment shall first be credited against the earliest accrued interest. No interest will be payable in respect of any payment or payments which may be in arrears.

         The amount of interest payable on each Interest Payment Date of each Rate Period of less than one year (or in respect of interest on another date in connection with a redemption during such Rate Period) shall be computed by multiplying the Applicable Rate (or the Default Rate) for such Rate Period (or a

                                        B-3

portion thereof) by a fraction, the numerator of which will be the number of days in such Rate Period (or portion thereof) that Series B Energy Notes were outstanding and for which the Applicable Rate or the Default Rate was applicable and the denominator of which will be 365, multiplying the amount so obtained by $25,000, and rounding the amount so obtained to the nearest cent. During any Rate Period of one year or more, the amount of interest of an Energy Note payable on any Interest Payment Date (or in respect of interest on another date in connection with a redemption during such Rate Period) shall be computed as described in the preceding sentence, except that it will be determined on the basis of a year consisting of twelve 30-day months.

         Determination of Interest Rate. The interest rate for the initial Rate Period (i.e., the period from and including the Original Issue Date to, and including, the initial Auction Date) and the initial Auction Date are set forth on the cover page of the Prospectus. After the initial Rate Period, subject to certain exceptions, the Series B Energy Notes will bear interest at the Applicable Rate that the Auction Agent advises the Fund has resulted from an Auction.

         The initial Rate Period for the Series B Energy Notes shall be __ days. Rate Periods after the initial Rate Period shall either be Standard Rate Periods or, subject to certain conditions and with notice to Holders, Special Rate Periods.

         A Special Rate Period will not be effective unless, among other things, Sufficient Clearing Bids exist at the Auction in respect of Special Rate Period (that is, in general, the aggregate amount of Energy Notes subject to Buy Orders by Potential Holders is at least equal to the aggregate amount of Energy Notes subject to Sell Orders by Existing Holders).

         Interest will accrue at the Applicable Rate from the Original Issue Date and shall be payable on each Interest Payment Date thereafter. For Rate Periods of less than 30 days, Interest Payment Dates shall occur on the first Business Day following such Rate Period and, if greater than 30 days, then on a monthly basis on the first Business Day of each month within such Rate Period, not including the initial Rate Period, and on the Business Day following the last day of such Rate Period. Interest will be paid through the Securities Depository on each Interest Payment Date.

         Except during a Default Period as described below, the Applicable Rate resulting from an Auction will not be greater than the Maximum Rate, which is equal to the Applicable Percentage of the Reference Rate, subject to upward but not downward adjustment at the discretion of the Board of Trustees after consultation with the Broker-Dealers. The Applicable Percentage will be determined based on the lower of the credit ratings assigned on that date to the Series B Energy Notes by Moody's and Fitch, as follows:

                                        B-4


             Moody's                       Fitch                    Applicable
          Credit Rating                Credit Rating                Percentage

          Aa3 or above                 AA- or above                    200%
            A3 to A1                     A- to A+                      250%
          Baa3 to Baa1                 BBB- to BBB+                    275%
           Below Baa3                   Below BBB-                     300%

         The Reference Rate is the greater of (1) the applicable AA Composite Commercial Paper Rate (for a Rate Period of fewer than 184 days) or the applicable Treasury Index Rate (for a Rate Period of 184 days or more), or (2) the applicable LIBOR. For Standard Rate Periods or less only, the Applicable Rate resulting from an Auction will not be less than the Minimum Rate, which is 70% of the applicable AA Composite Commercial Paper Rate. No Minimum Rate is specified for Auctions in respect to Rate Periods of more than the Standard Rate Period.

         The Maximum Rate for the Series B Energy Notes will apply automatically following an Auction for the notes in which Sufficient Clearing Bids have not been made (other than because all Series B Energy Notes were subject to Submitted Hold Orders). If an Auction for any subsequent Rate Period is not held for any reason, including because there is no Auction Agent or Broker-Dealer, then the Interest Rate on the Series B Energy Notes for any such Rate Period shall be the Maximum Rate (except for circumstances in which the Interest Rate is the Default Rate, as described below).

         The All Hold Rate will apply automatically following an Auction in which all outstanding Series B Energy Notes are subject to, or are deemed to be subject to, Submitted Hold Orders. The All Hold Rate is 80% of the applicable AA Composite Commercial Paper Rate.

         Prior to each Auction, Broker-Dealers will notify Holders and the Trustee of the term of the next succeeding Rate Period as soon as practicable after the Broker-Dealers have been so advised by the Company. After each Auction, on the Auction Date, Broker-Dealers will notify Holders of the Applicable Rate for the next succeeding Rate Period and of the Auction Date of the next succeeding Auction.

         Notification of Rate Period. The Fund will designate the duration of subsequent Rate Periods of Series B Energy Notes; provided, however, that no such designation is necessary for a Standard Rate Period and, provided further, that any designation of a Special Rate Period shall be effective only if (i) notice thereof shall have been given as provided herein, (ii) any failure to pay in a timely manner to the Trustee the full amount of any interest on, or the redemption price of, Series B Energy Notes shall have been cured as provided above, (iii) Sufficient Clearing Bids shall have existed in an Auction held on the Auction Date immediately preceding the first day of such proposed Special Rate Period, (iv) if the Fund shall have mailed a Notice of Redemption with respect to any Series B Energy Notes, the redemption price with respect to such Series B Energy Notes shall have been deposited with the Paying Agent, and (v) in the case of the designation of a Special Rate Period, the Fund has confirmed that as of the Auction Date next preceding the first day of such Special Rate Period, it has Eligible Assets with an aggregate Discounted Value at least equal

                                        B-5

to the Energy Notes Basic Maintenance Amount, and the Fund has consulted with the Broker-Dealers and has provided notice of such designation and otherwise complied with the Rating Agency Guidelines.

         Designation of a Special Rate Period. If the Fund proposes to designate any Special Rate Period, not fewer than seven (or two Business Days the duration of the Rate Period prior to such Special Rate Period is fewer than eight days) nor more than 30 Business Days prior to the first day of such Special Rate Period, notice shall be (1) made by press release and (2) communicated by the Fund by telephonic or other means to the Trustee and Auction Agent and confirmed in writing promptly thereafter. Each such notice shall state (A) that the Fund proposes to exercise its option to designate a succeeding Special Rate Period, specifying the first and last days thereof, and (B) that the Fund will by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such Special Rate Period, notify the Auction Agent and the Trustee, who will promptly notify the Broker-Dealers, of either (x) its determination, subject to certain conditions, to proceed with such Special Rate Period, subject to the terms of any Specific Redemption Provisions, or (y) its determination not to proceed with such Special Rate Period, in which latter event the succeeding Rate Period shall be a Standard Rate Period.

         No later than 3:00 p.m., New York City time, on the second Business Day next preceding the first day of any proposed Special Rate Period, the Fund shall deliver to the Trustee and Auction Agent, who will promptly deliver to the Broker-Dealers and Existing Holders, either:

                   (i) a notice stating (A) that the Fund has determined to designate the next succeeding Rate Period as a Special Rate Period, specifying the first and last days thereof and (B) the terms of any Specific Redemption Provisions; or

                  (ii) a notice stating that the Fund has determined not to exercise its option to designate a Special Rate Period.

         If the Fund fails to deliver either such notice with respect to any designation of any proposed Special Rate Period to the Auction Agent or is unable to make the required confirmation described above by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such proposed Special Rate Period, the Fund shall be deemed to have delivered a notice to the Auction Agent with respect to such Rate Period to the effect set forth in clause (ii) above, thereby resulting in a Standard Rate Period.

         3. Default Period. Subject to cure provisions, a "Default Period" with respect to Series B Energy Notes will commence on any date the Fund fails to deposit irrevocably in trust in same-day funds, with the Paying Agent by 12:00 noon, New York City time, (A) the full amount of any declared interest on that series payable on the Interest Payment Date (an "Interest Default") or (B) the full amount of any redemption price (the "Redemption Price") payable on the date fixed for redemption (the "Redemption Date") (a "Redemption Default" and together with an Interest Default, hereinafter referred to as "Default"). Subject to cure provisions, a Default Period with respect to an Interest Default or a Redemption Default shall end on the Business Day on which, by 12:00 noon, New York City time, all unpaid interest and any unpaid Redemption Price shall have been deposited irrevocably in trust in same-day funds with the Paying

                                        B-6

Agent. In the case of an Interest Default, the Applicable Rate for each Rate Period commencing during a Default Period will be equal to the Default Rate, and each subsequent Rate Period commencing after the beginning of a Default Period shall be a Standard Rate Period; provided, however, that the commencement of a Default Period will not by itself cause the commencement of a new Rate Period.

         No Auction shall be held during a Default Period with respect to an Interest Default applicable to Series B Energy Notes. No Default Period with respect to an Interest Default or Redemption Default shall be deemed to commence if the amount of any interest or any Redemption Price due (if such default is not solely due to the willful failure of the Fund) is deposited irrevocably in trust, in same-day funds with the Paying Agent by 12:00 noon, New York City time within three Business Days after the applicable Interest Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 365 for each series. The Default Rate shall be equal to the Reference Rate multiplied by three.

          4. Trustee, Paying Agent and Auction Agent. Deutsche Bank National Trust Company, a national banking association duly organized and operating under the laws of the United States of America (together with its successors, the "Trustee"), will act as Paying Agent with respect to the Series B Energy Notes unless and until another entity appointed by a resolution of the Board of Trustees enters into an agreement with the Fund to serve as paying agent, which paying agent may be the same as the Trustee or the Auction Agent.

         Deutsche Bank Trust Company Americas, a New York state banking corporation, will act as Auction Agent unless and until another commercial bank, trust company, or other financial institution appointed by a resolution of the Board of Trustees enters into an agreement with the Fund to follow the Auction Procedures for the purpose of determining the Applicable Rate.

          5. Indenture. The Company issued the Series B Energy Notes under an Indenture dated as of January 15, 2005 (the "Original Indenture") as amended by a Supplemental Indenture dated January 28, 2005 (the "First Supplemental Indenture") and a Supplement Indenture dated February __, 2006 (the "Second Supplemental Indenture" and, together with the Original Indenture and the First Supplemental Indenture, the "Indenture") each between the Fund and the Trustee. The terms of the Series B Energy Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa-77bbbb) as in effect on the date of the Indenture (the "Act"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Series B Energy Notes are subject to all such terms, and Holders of Series B Energy Notes are referred to the Indenture and the Act for a statement of those terms.

         The Series B Energy Notes are obligations of the Fund limited to $25 million aggregate principal amount (subject to Section 2.01 of the Indenture). The Series B Energy Notes are one of the Energy Notes referred to in the Indenture. The Indenture imposes certain limitations on, among other things, the issuance of debt and redeemable stock by the Fund, the payment of dividends and other distributions and acquisitions or retirements of the Fund's capital stock and transactions with Affiliates.

                                        B-7

          6. Optional Redemption. To the extent permitted under the 1940 Act, the Fund at its option may redeem Series B Energy Notes having a Rate Period of one year or less, in whole or in part, out of funds legally available therefor, on the Interest Payment Date upon not less than 15 days' and not more than 40 days' prior notice. The optional redemption price shall be equal to the aggregate principal amount of the Series B Energy Notes to be redeemed, plus an amount equal to accrued interest to the date fixed for redemption. Series B Energy Notes having a Rate Period of more than one year are redeemable at the option of the Fund, in whole or in part, out of funds legally available therefor, prior to the end of the relevant Rate Period, subject to any Specific Redemption Provisions, which may include the payment of redemption premiums to the extent required under any applicable Specific Redemption Provisions. The Fund shall not effect any optional redemption unless after giving effect thereto
(i) the Fund has available on such date fixed for the redemption certain Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a value not less than the amount (including any applicable premium) due to Holders of Series B Energy Notes by reason of the redemption of a series of Energy Notes and (ii) the Fund would have Eligible Assets with an aggregate Discounted Value at least equal to the Energy Notes Basic Maintenance Amount immediately subsequent to such redemption.

         The Fund also reserves the right to repurchase Series B Energy Notes in market or other transactions from time to time in accordance with applicable law and at a price that may be more or less than the principal amount of the Series B Energy Notes, but is under no obligation to do so.

          7. Mandatory Redemption. If the Fund fails to maintain, as of any Valuation Date, Eligible Assets with an aggregate Discounted Value at least equal to the Energy Notes Basic Maintenance Amount or, as of the last Business Day of any month, the 1940 Act Energy Notes Asset Coverage, and such failure is not cured within 10 Business Days following such Valuation Date in the case of a failure to maintain the Energy Notes Basic Maintenance Amount or on the last Business Day of the following month in the case of a failure to maintain the 1940 Act Energy Notes Asset Coverage as of such last Business Day (each an "Asset Coverage Cure Date"), then the Series B Energy Notes will be subject to mandatory redemption out of funds legally available therefor.

         The principal amount of Series B Energy Notes to be redeemed in such circumstances will be equal to the lesser of: (1) the minimum principal amount of Series B Energy Notes the redemption of which, if deemed to have occurred immediately prior to the opening of business on the relevant Asset Coverage Cure Date, would result in the Fund having Eligible Assets with an aggregated Discounted Value at least equal to the Energy Notes Basic Maintenance Amount or sufficient to satisfy the 1940 Act Energy Notes Asset Coverage, as the case may be, in either case as of the relevant Asset Coverage Cure Date (provided that, if there is no such minimum principal amount of Series B Energy Notes the redemption of which would have such result, all Series B Energy Notes then outstanding will be redeemed), and (2) the maximum principal amount of Series B Energy Notes that can be redeemed out of funds expected to be available therefor on the Mandatory Redemption Date (as defined below) at the Mandatory Redemption Price (as defined below).

                                        B-8

         The Fund shall allocate the principal amount of Series B Energy Notes required to be redeemed to satisfy the Energy Notes Basic Maintenance Amount or the 1940 Act Energy Notes Asset Coverage, as the case may be, pro rata among the Holders of Series B Energy Notes in proportion to the principal amount of Series B Energy Notes they hold, by lot or by such other method as the Fund shall deem fair and equitable, subject to mandatory redemption provisions, if any.

         The Fund is required to effect such a mandatory redemption not later than 40 days after the Asset Coverage Cure Date, as the case may be (the "Mandatory Redemption Date"), except that if the Fund does not have funds legally available for the redemption of, or is not otherwise legally permitted to redeem, all of the outstanding Series B Energy Notes which are subject to mandatory redemption, or the Fund otherwise is unable to effect such redemption on or prior to such Mandatory Redemption Date, the Fund will redeem those Series B Energy Notes on the earliest practicable date on which the Fund will have such funds available, upon notice to record owners of Series B Energy Notes and the Paying Agent. The Fund's ability to make a mandatory redemption may be limited by the provisions of the 1940 Act or Massachusetts law. The redemption price of the Series B Energy Notes in the event of any mandatory redemption will be the principal amount, plus an amount equal to accrued interest to the date fixed for redemption, plus (in the case of a Rate Period of more than one year) redemption premium, if any, determined by the Board of Trustees after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions (the "Mandatory Redemption Price").

          8. Notice of Redemption. Pursuant to Rule 23c-2 under the 1940 Act, the Fund will file a notice of its intention to redeem with the SEC so as to provide at least the minimum notice required by such Rule or any successor provision (notice currently must be filed with the SEC generally at least 30 days prior to the redemption date). The Fund shall deliver a notice of redemption to the Trustee containing the information described below one Business Day prior to the giving of notice to Holders in the case of optional redemptions as described above and on or prior to the 30th day preceding the Mandatory Redemption Date in the case of a mandatory redemption as described above. The Trustee will use its reasonable efforts to provide notice to each holder of Series B Energy Notes called for redemption by electronic means not later than the close of business on the Business Day immediately following the Business Day on which the Trustee determines the principal amount of Series B Energy Notes to be redeemed (or, during a Default Period with respect to such Series B Energy Notes, not later than the close of business on the Business Day immediately following the day on which the Trustee receives notice of redemption from the Fund). Such notice will be confirmed promptly by the Trustee in writing not later than the close of business on the third Business Day preceding the redemption date by providing the notice to each holder of record of Series B Energy Notes called for redemption, the Paying Agent (if different from the Trustee) and the Securities Depository ("Notice of Redemption"). The Notice of Redemption will be addressed to the registered owners of the Energy Notes at their addresses appearing on the books or share records of the Fund. Such notice will set forth (i) the redemption date, (ii) the principal amount and identity of Energy Notes to be redeemed, (iii) the redemption price (specifying the amount of accrued interest to be included therein), (iv) that interest on the Series B Energy Notes to be redeemed will cease to accrue on such redemption date, and (v) the provision under which redemption shall be made. No defect in

                                        B-9-

the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

         If less than all of the outstanding Series B Energy Notes are redeemed on any date, the amount of Series B Energy Notes per Holder to be redeemed on such date will be selected by the Fund on a pro rata basis in proportion to the principal amount of Series B Energy Notes held by such holders, by lot or by such other method as is determined by the Fund to be fair and equitable, subject to the terms of any Specific Redemption Provisions. In no event will any redemption of less than all the outstanding Series B Energy Notes be for less than $25,000 or integral multiples thereof. Energy Notes may be subject to mandatory redemption as described herein notwithstanding the terms of any Specific Redemption Provisions. The Trustee will give notice to the Securities Depository, whose nominee will be the record holder of all of the Series B Energy Notes, and the Securities Depository will determine the Series B Energy Notes to be redeemed from the account of the Agent Member of each beneficial owner. Each Agent Member will determine the principal amounts of Series B Energy Notes to be redeemed from the account of each beneficial owner for which it acts as agent. An Agent Member may select for redemption Series B Energy Notes from the accounts of some beneficial owners without selecting for redemption any Series B Energy Notes from the accounts of other beneficial owners. Notwithstanding the foregoing, if neither the Securities Depository nor its nominee is the record holder of all of the Series B Energy Notes, the particular principal amount to be redeemed shall be selected by the Fund by lot, on a pro rata basis between each series or by such other method as the Fund shall deem fair and equitable, as contemplated above.

         If Notice of Redemption has been given, then upon the deposit of funds with the Paying Agent sufficient to effect such redemption, interest on such Series B Energy Notes will cease to accrue and such Series B Energy Notes will no longer be deemed to be outstanding for any purpose and all rights of the owners of the Series B Energy Notes so called for redemption will cease and terminate, except the right of the owners of such Series B Energy Notes to receive the redemption price, but without any interest or additional amount. The Fund shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (i) the aggregate redemption price of the Series B Energy Notes called for redemption on such date and (ii) such other amounts, if any, to which holders of Series B Energy Notes called for redemption may be entitled. The Fund will be entitled to receive, from time to time after the date fixed for redemption, from the Paying Agent the interest, if any, earned on such funds deposited with the Paying Agent and the owners of Series B Energy Notes so redeemed will have no claim to any such interest. Any funds so deposited which are unclaimed two years after such redemption date will be paid, to the extent permitted by law, by the Paying Agent to the Fund upon its request. After such payment, Holders of Series B Energy Notes called for redemption may look only to the Fund for payment.

         So long as any Series B Energy Notes are held of record by the nominee of the Securities Depository, the redemption price for such Series B Energy Notes will be paid on the redemption date to the nominee of the Securities Depository. The Securities Depository's normal procedures provide for it to distribute the amount of the redemption price to Agent Members who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

                                        B-10

         Notwithstanding the provisions for redemption described above, no Series B Energy Notes may be redeemed unless all interest in arrears on the outstanding Series B Energy Notes, and any indebtedness of the Fund ranking on a parity with the Series B Energy Notes, have been or are being contemporaneously paid or set aside for payment, except in connection with the liquidation of the Fund in which case all Series B Energy Notes and all indebtedness ranking on a parity with the Series B Energy Notes must receive proportionate amounts and that the foregoing shall not prevent the purchase or acquisition of all the outstanding Series B Energy Notes pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all outstanding Series B Energy Notes.

         Except for the provisions described above, nothing contained in the Indenture limits any legal right of the Fund to purchase or otherwise acquire any Series B Energy Notes outside of an Auction at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, there is no arrearage in the payment of interest on or the mandatory or optional redemption price with respect to, any Series B Energy Notes for which Notice of Redemption has been given and the Fund is in compliance with the 1940 Act Energy Notes Asset Coverage and has Eligible Assets with an aggregate Discounted Value at least equal to the Energy Notes Basic Maintenance Amount after giving effect to such purchase or acquisition on the date thereof. If less than all the outstanding v are redeemed or otherwise acquired by the Fund, the Fund shall give notice of such transaction to the Trustee, in accordance with the procedures agreed upon by the Board of Trustees.

          9. Denominations; Transfer; Exchange. The Series B Energy Notes are in registered form without coupons in denominations of the Principal Amount of $25,000 and integral multiples thereof. A Holder may transfer or exchange v in accordance with the Indenture. The Fund, Security Registrar or Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

         10. Persons Deemed Owners. The registered Holder of Series B Energy Notes may be treated as the owner for all purposes.

         11. Unclaimed Money. If money for the payment of Principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Fund, to the extent permitted by law. After any such payment, Holders entitled to the money must look only to the Fund and not to the Trustee for payment.

         12. Defeasance. Subject to certain conditions, the Fund at any time may terminate some or all of its obligations under the Energy Notes and the Indenture if the Company deposits with the Trustee money, U.S. Government Obligations, such other obligations or arrangements as may be specified, or a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof for the payment of Principal and any premium and interest on the Energy Notes on the respective Stated Maturities, in accordance with the terms of the Indenture and such Securities.

                                        B-11

         13. Amendment, Waiver. Subject to certain exceptions set forth in the Indenture, (1) the Indenture may be amended with the written consent of the Holders of at least a majority in Principal Amount outstanding of the Notes, (2) the Series B Energy Notes may be amended with the written consent of the Holders of at least a majority in Principal Amount outstanding of the Series B Energy Notes, and (3) any default or noncompliance with any provision of the Indenture may be waived with the written consent of the Holders of a majority in Principal Amount outstanding of the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder of the Series B Energy Notes, the Fund and the Trustee may amend the Indenture or the Series B Energy Notes: to evidence the succession of another Person to the Fund and the assumption by any such successor of the covenants of the Fund in the Indenture and in the Series B Energy Notes; to add to the covenants of the Fund for the benefit of the Holders of all or any Series B Energy Notes (and if such covenants are to be for the benefit of less than all Series B Energy Notes, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon the Fund by the Indenture; to add any additional Events of Default for the benefit of the Holders of all or any Series B Energy Notes (and if such additional Events of Default are to be for the benefit of less than all Series B Energy Notes, stating that such additional Events of Default are expressly being included solely for the benefit of such series); to add, change or eliminate any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Series B Energy Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Energy Notes in uncertificated form; to add to, change or eliminate any of the provisions of the Indenture in respect of Series B Energy Notes, provided that any such addition, change or elimination (A) shall neither (i) apply to any Series B Energy Note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Series B Energy Note with respect to such provision or (B) shall become effective only when there is no such Series B Energy Note Outstanding; or to establish the form or terms of Series B Energy Notes and to increase the aggregate principal amount of any Outstanding Series B Energy Notes, as permitted by the Indenture; to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Series B Energy Notes of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of the Indenture; or to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under this Indenture, provided that such action shall not adversely affect the interests of the Holders of Series B Energy Notes in any material respect.

         14. Events of Default and Acceleration of Maturity; Remedies. Any one of the following events constitutes an "event of default" under the Indenture:

                   (i) default in the payment of any interest upon any series of Energy Notes when it becomes due and payable and the continuance of such default for 30 days;

                  (ii) default in the payment of the principal of any series of Energy Notes at maturity;

                                        B-12

                 (iii) default in the performance, or breach, of any covenant or warranty of the Fund in the Indenture, and continuance of such default or breach for a period of 90 days after notice has been given;

                  (iv) certain voluntary or involuntary proceedings involving the Fund and relating to bankruptcy, insolvency or other similar laws;

                   (v) if, on the last business day of each of twenty-four consecutive calendar months, the Energy Notes have an asset coverage under the 1940 Act of less than 100%; and

                  (vi) any other "event of default" provided with respect to any series, including a default in the payment of any redemption price on an applicable redemption date.

         Upon the occurrence and continuance of an event of default, the holders of a majority in principal amount of outstanding Energy Notes of a series or the Trustee may declare the principal amount of Energy Notes of such series immediately due and payable upon written notice to the Fund. Upon an event of default relating to bankruptcy, insolvency or other similar laws, acceleration of maturity occurs automatically. At any time after a declaration of acceleration with respect to any series of Energy Notes has been made, and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Energy Notes of that series, by written notice to the Fund and the Trustee, may rescind and annul the declaration of acceleration and its consequences if all events of default with respect to that series of Energy Notes, other than the non-payment of the principal of that series of Energy Notes which have become due solely by such declaration of acceleration, have been cured or waived.

         At any time after a declaration of acceleration with respect to Energy Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Energy Notes of that series, by written notice to the Fund and the Trustee, may rescind and annul such declaration and its consequences if certain conditions are met.

         15. Trustee Dealings with the Company. Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Energy Notes and may otherwise deal with the Fund with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar or such other agent.

         16. No Recourse Against Others. The Declaration of Trust (the "Declaration") of the Fund is on file in the office of the Secretary of the Commonwealth of Massachusetts, and the Energy Notes are executed or made by or on behalf of the Fund by its trustees or officers as trustees or on behalf of the trustees under the Declaration and not individually. The obligations of the Energy Notes are not binding upon any trustee, officer or shareholder of the Fund individually and are binding only upon the assets and property of the Fund.

                                        B-13

         17. Authentication. The Trustee's authentication certificate upon the Series B Energy Notes shall be substantially in the forms provided in the Indenture. No Series B Energy Notes shall be secured or entitled to the benefit of the Indenture, or shall be valid or obligatory for any purpose, unless a certificate of authentication, substantially in such form, has been duly executed by the Trustee; and such certificate of the Trustee upon any Series B Energy Notes shall be conclusive evidence and the only competent evidence that such Bond has been authenticated and delivered. The Trustee's certificate of authentication shall be deemed to have been duly executed by it if manually signed by an authorized officer of the Trustee, but it shall not be necessary that the same person sign the certificate of authentication on all of the Series B Energy Notes issued.

         18. Abbreviations. Customary abbreviations may be used in the name of a Holder of Energy Notes or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

         19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Fund has caused CUSIP numbers to be printed on the Series B Energy Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders of Series B Energy Notes. No representation is made as to the accuracy of such numbers either as printed on the Series B Energy Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

         The Fund will furnish to any Holder of Series B Energy Notes, upon written request and without charge to the Holder of Series B Energy Notes, a copy of the Indenture which has in it the text of the Series B Energy Notes in larger type. Requests may be made to: Deutsche Bank National Trust Company, 222 South Riverside Plaza, 24th Floor, Chicago, Illinois 60606, Attn:
__________________________, ___________________________, (312) ___________.


                                        B-14



                                 ASSIGNMENT FORM

         To assign these Series B Energy Notes, fill in the form below:

         I or we assign and transfer these Series B Energy Notes to (Print or type assignee's name, address and zip code) (Insert assignee's soc. sec. or tax I.D. No.) and irrevocably appoint agent to transfer these Series B Energy Notes on the books of the Fund. The agent may substitute another to act for him.



Date:_____________________________     Your Signature:__________________________

                                  SCHEDULE I

                                PLEDGED NOTES

ISSUER        SERIES            CERTIFICATE NO.        PRINCIPAL AMOUNT

                                   SCHEDULE II

                             PERMITTED TRANSACTIONS